Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Allogene Therapeutics, Inc.
(Exact name of Registrant as Specified in its Charter)

	Table 1 – Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Amended and Restated 2018 Equity Incentive Plan Common Stock, $0.001 par value per share	457(h)(2)	10,610,529(4)	$2.00	$21,221,058.00	.00015310	$3,248.94
Fees to be Paid	Equity	2018 Employee Stock Purchase Plan Common Stock, $0.001 par value per share	457(h)(3)	2,122,105(5)	$1.70	$3,607,578.50	.00015310	$552.32
	Total Offering Amounts				–	$24,828,636.50	–	$3,801.26
	Total Fee Offsets				–	–	–	–
	Net Fee Due				–	–	–	$3,801.26

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”) of Allogene Therapeutics, Inc. (the “Registrant”) that become issuable under the Registrant’s Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”) or the Registrant’s 2018 Employee Stock Purchase Plan (the “2018 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on March 11, 2025, as reported on the Nasdaq Global Select Market.

(3)	This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on March 11, 2025, as reported on the Nasdaq Global Select Market, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the 2018 Employee Stock Purchase Plan.

(4)
Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2018 Plan on January 1, 2023 pursuant to an “evergreen” provision contained in the 2018 Plan. Pursuant to such provision, on January 1st of each year through January 1, 2028, the number of shares authorized for issuance under the 2018 Plan will be automatically increased by: (a) 5% of the total number of shares of capital stock of the Registrant outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of Common Stock as the Registrant’s board of directors (the “Board”) may designate prior to the applicable January 1st.

(5)
Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2018 ESPP on January 1, 2023 pursuant to an “evergreen” provision contained in the 2018 ESPP. Pursuant to such provision, on January 1st of each year through January 1, 2028, the number of shares authorized for issuance under the 2018 ESPP will be automatically increased by a number equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; (b) 2,320,000 shares; and (c) such lesser number of shares of Common Stock as the Board may designate prior to the applicable January 1st.